(LETTERHEAD OF BERLACK, ISRAELS & LIBERMAN LLP)

                                                             Exhibit F-1(a)










                                             December 21, 1995




          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C. 20549

                    Re:  General Public Utilities Corporation -
                         Declaration on Form U-1
                         SEC File No. 70-8455

          Gentlemen:

                    We refer to our opinion, dated January 13, 1995, filed as Exhibit F-1 to Amendment No. 1, dated the same date, to the Declaration on Form U-1, dated August 19, 1994, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by General Public Utilities Corporation, a Pennsylvania corporation ("GPU"), with the Securities and Exchange Commission (the "Commission") and docketed in SEC File No. 70-8455. (The Declaration, as thus amended and as further amended by Post-Effective Amendments Nos. 1, 2 and 3 thereto, is hereinafter referred to as the "Declaration").

                    The Declaration contemplated, among other things, the issuance and sale by GPU of up to 5,000,000 additional shares of common stock, par value $2.50 per share (the "Additional Common Stock"), either through (i) one or more negotiated transactions with one or more underwriters or (ii) one or more selling or placement agents who regularly engage in the sale or placement of such securities pursuant to a selling agency or distribution agreement, or any combination of the foregoing. In addition, it was also contemplated that GPU might sell Additional Common Stock to a selling agent, as principal, for resale to the public either directly or through dealers. It was anticipated that such sales would be made from time to time in one or more market transactions on the floor of the New York Stock Exchange or any regional exchange on which GPU's common stock may be admitted to trading privileges, in block transactions on such exchanges and/or in fixed price offerings off the floor of such exchanges or other such special type offerings or distributions made in accordance with the rules of such exchanges.

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         Securities and Exchange Commission
          December 21, 1995
          Page 2

                    For many years, we have participated in various proceedings related to the issuance and sale of securities by GPU and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

                    In addition to the examination recited in the aforesaid
          opinion, we have examined a signed copy of your Commission's Order, dated February 3, 1995, and Supplemental Orders, dated June 8, 1995 and December 13, 1995, respectively, forthwith permitting the Declaration, as then amended, to become effective. We attended the closings of the transactions contemplated by the Declaration and examined the various instruments, documents, agreements and certificates executed and delivered at the closings. We have also examined a copy of GPU's Certificate Pursuant to Rule 24 of Partial Completion of Transactions, dated June 16, 1995, and GPU's Certificate Pursuant to Rule 24 of Completion of Transactions, dated this date, under the Act, with which latter Certificate this opinion is being filed, certifying to the completion of the transactions proposed in the Declaration.

                    With respect to all matters of Pennsylvania law, we have relied upon the opinion of Ballard Spahr Andrews & Ingersoll which is being filed as Exhibit F-2(a) to the aforesaid Rule 24 Certificate.

                    Based upon the foregoing, and assuming that all action under state "Blue Sky" laws to permit the consummation of the subject transactions has been completed, we are of the opinion that:

                    (a) all State laws applicable to the proposed transactions have been complied with;

                    (b) the Additional Common Stock has been validly issued and is fully paid and non-assessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in GPU's Articles of Incorporation; and

                    (c) the consummation of the proposed transactions did not violate the legal rights of the holders of any securities issued by GPU or any "associate company" thereof, as defined in the Act.

                    We hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.

                                             Very truly yours,



                                             BERLACK, ISRAELS & LIBERMAN LLP
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